EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of the 30th day of July, 2013 (the “Effective Date”), by and between EYEKON E.R.D LTD., an Israeli corporation (“Employer”), and Nimrod Madar, ID no.25497462 (“Employee”).

RECITALS

A.	Employer desires that Employee serve in the position of President and Chief Executive Officer of both Employer and GlassesOff, Inc., a Nevada corporation and Employer’s parent corporation (“Parent”), and Employee desires to serve in such positions

B.	Employer and Employee have made commitments to each other on a variety of important issues concerning Employee’s employment, including the performance that will be expected of Employee, the compensation that Employee will be paid, how long and under what circumstances Employee will remain employed and the financial details relating to any decision that either Employee or Employer might ever make to terminate this Agreement.

C.	Employer and Employee believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

Section 1. Term. Employee’s employment hereunder shall be for a term of one (1) year, commencing on the Effective Date (such term, and any then-current extension thereof as provided in the immediately succeeding sentence, the “Term”), unless sooner terminated in accordance with Section 6. The Term shall automatically extend for one (1) additional year on each subsequent anniversary of the Effective Date (subject to termination in accordance with Section 6), unless either party provides written notice to the other not less than sixty (60) days prior to such anniversary of the Effective Date.

Section 2. Position and Duties. Employer hereby employs Employee as President and Chief Executive Officer of both Employer and Parent. Employee will devote Employee’s full business time and best efforts to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, without the prior written consent of the Board of Directors of Employer (the “Board”); provided, however, that nothing herein shall preclude Employee, subject to the prior approval of the Board, from engaging in other business professions or occupations for compensation or otherwise or from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided further, that, in each case, and in the aggregate, such activities do not conflict or interfere with the performance of Employee’s duties hereunder or conflict with Section 7. Employee’s duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to Employer and Parent, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board. Employee shall have the powers necessary to perform the duties assigned to him.

Section 3. Compensation. Employee’s monthly salary and other terms of employment shall be as set forth in the Notification to Employee of Employment Conditions attached hereto as Exhibit A, as required by law, and as may be amended from time to time. As compensation for the services to be provided by Employee hereunder, Employee shall receive the following compensation, expense reimbursement and other benefits:

(a) Base Salary. Employee shall receive an aggregate annual salary of one hundred eighty-thousand U.S. Dollars ($180,000) payable in equal monthly installments in accordance with the regular payroll schedule of Employer but not later than the 9th day of each month (“Base Salary”). The Base Salary shall be subject to review annually, and shall be maintained or increased during the Term as the Board may determine from time to time.

(b) Performance Bonus. Employee shall be eligible to receive an annual cash bonus up to 25% of Base Salary, as determined by the Board, payable within ninety (90) days after the end of the fiscal year of Employer for which the bonus is earned, which shall be based upon performance criteria established by the compensation committee of the Board (“Performance Bonus”).

(c) Equity Performance Awards. On the Effective Date, Employer shall cause Parent, subject to approval by Parent’s Board of Directors, to grant to Employee 200,000 restricted shares of Parent’s common stock, subject to a three year vesting schedule. Subject to the availability of options under Parent’s option plan, Employee shall be eligible to receive an additional option to purchase 150,000 shares of Parent’s common stock (“Parent Common Stock”) upon the final closing of the offering of Parent’s securities described in that certain Confidential Private Placement Memorandum, dated April 18, 2013, at a per share exercise price equal to the fair market value of the Parent Common Stock on the date of grant, subject to a three year vesting schedule, and containing such other terms as more fully set forth in an option agreement to be entered into between Parent and Employee.

(d) Discretion of the Board. Additional incentive compensation shall be at the discretion of the Board.

(e) Car. Employee shall be entitled to use an Employer car pursuant to the terms and conditions of Employer’s car policy as adopted by Employer and may be amended by Employer from time to time in Employer’s discretion (the “Car Policy”). Employer shall make a gross-up payment to Employee for any tax liability incurred by Employee with respect to the car’s “value equivalent” (the value of the car usage) for tax purposes as updated from time to time. Subject to applicable law, in the event that Employee fails to timely pay any fines, penalties, costs or other obligations in respect of the car (excluding any costs and payments which are borne by Employer pursuant to the terms of the Car Policy), Employer shall be entitled to pay such fines, penalties, costs or other obligations and to deduct such costs from Employee’s Base Salary.

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(f) Mobile Phone. Employer shall furnish Employee with a cellular telephone, and the shall bear all business-related cellular phone expenses for using such telephone. Any tax liability to be imposed on Employee with respect to such telephone will be paid by Employee.

(g) Insurance Policy. Employer shall provide Employee with a customary “Executive’s Insurance Policy” or other comprehensive pension arrangement, at Employee’s choice, (including disability insurance and loss of working capacity insurance) (collectively, the “Pension Insurance”); provided, however, that Employer’s cost for the Pension Insurance shall not exceed 15.83% of the then current Base Salary, in addition to any payments made at Employee’s own expense towards the cost of such Pension Insurance.

(h) Study Fund. Employer shall contribute an aggregate monthly amount equal to 7.5% of the Base Salary towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”). Employee shall contribute, and for that purpose Employee hereby irrevocably authorizes and instructs Employer to deduct from Employee’s Base Salary, an aggregate monthly amount equal to 2.5% of the Base Salary as Employee’s participation cost in such Advanced Study Fund. Employee will bear any and all taxes applicable in connection with amounts payable by Employee and/or Employer to the Advanced Study Fund.

(i) Vacations, Sick Leave. Employee shall be entitled to an annual vacation of 22 days per annum, which vacation shall be taken at a time or times mutually agreeable to Employer and Employee. In addition, Employee shall be entitled to paid sick leave (“Dmei Machala”) as prescribed under Israeli law.

(j) Reimbursement of Expenses. Employee shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Employee in the performance of his duties hereunder.

(k) Withholding. Employer shall be entitled to withhold from amounts payable to Employee hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

Section 4. Work and Rest Hours Law, 1951.

Employee acknowledges and agrees that Employee’s employment with Employer is a senior position and requires a special degree of personal trust, and that the law known as “Work and Rest Hours Law, 1951” (“Chok Shot Avoda Vemenucha”) shall not apply to Employee’s relationship with Employer. Accordingly, the monthly salary payable to Employee is a gross global salary inclusive of remuneration for working overtime and on days of rest. Employee acknowledges and agrees that, except as expressly specified in this Agreement, Employee shall not be entitled to any remuneration or payment whatsoever, regardless of any current or future custom between Employer and its employees.

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Section 5. Confidentiality and Loyalty.

(a) Confidentiality.

(i) Employee will not at any time (whether during or after Employee’s employment with Employer) (x) retain or use for the benefit, purpose or account of Employee or any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Employer or Parent (other than its professional advisers who are bound by confidentiality obligations), any of Employer’s or Parent’s non-public, proprietary or confidential information, including, without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of Employer or Parent, their respective subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to Employer or Parent on a confidential basis (such information, irrespective of form of or the media on which such information is stored “Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the public other than as a result of Employee’s breach of this Agreement or any breach of any other confidentiality obligations by third parties; (b) made legitimately available to Employee by a third party without such third party’s breach of any confidentiality obligation; or (c) required by law to be disclosed; provided, that Employee shall give prompt written notice to Employer of such requirement, disclose no more information than is so required, and cooperate with any attempts by Employer to obtain a protective order or similar treatment.

(iii) Except as required by applicable law, Employee shall not disclose to any Person, other than Employee’s immediate family and Employee’s legal or financial advisors, the existence or contents of this Agreement; provided, that Employee may disclose to any prospective future employer the provisions of Section 5 and Section 7 of this Agreement provided they agree to maintain the confidentiality of such terms. Notwithstanding anything herein to the contrary, each party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; however, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(iv) Upon termination of this Agreement and/or termination of Employee’s employment with Employer for any reason, Employee shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Employer or Parent or their respective subsidiaries or affiliates; (y) immediately destroy, delete or return to Employer, at Employer’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including, without limitation, any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Employer property) that contain Confidential Information or otherwise relate to the business of Employer or Parent or their respective affiliates and subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with Employer regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

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(b) Intellectual Property.

(i) If Employee creates, invents, designs, develops, contributes to or improves any works, either alone or with third parties, at any time during Employee’s employment by Employer and within the scope of such employment and/or with the use of any of Employer’s or Parent’s resources (“Employer Works”), Employee shall promptly and fully disclose same to Employer and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer and Parent to the extent ownership of any such rights does not vest originally in Employer or Parent.

(ii) Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Employer) of all Employer Works. The records will be available to and remain the sole property and intellectual property of Employer at all times.

(iii) Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s or Parent’s rights in Employer Works. If Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Employer or Parent any confidential, proprietary or non-public information or intellectual property relating to a former employer or third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend Employer, Parent and their respective officers, directors, partners, employees, agents and representatives from each breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

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(v) The provisions of this Section 5 shall survive the termination of this Agreement and/or Employee’s employment for any reason.

Section 6. Termination.

(a) Voluntary Termination by Employee.

(i) Without Good Reason. If Employee voluntarily terminates his employment during the Term (other than in connection with a Change in Control or for Good Reason), provided that he provides prior written notice to Employer according to Israeli law, then Employer shall be required to pay Employee any unpaid or unreimbursed expenses incurred in accordance with this Agreement, including amounts due under Section 3, to the extent incurred during the Term and other payments to which Employee is entitled to receive according to Israeli law (collectively, “Accrued Obligations”), and Employer shall not be obligated to pay any performance bonus for the then current fiscal year of Employer, or have any further obligations to Employee.

(ii) With Good Reason. If Employee voluntarily terminates his employment during the Term for Good Reason, then (A) Employer shall pay Employee an amount equal to his then-current Base Salary and the value of all Accrued Obligations, payable in installments consistent with Employer’s normal payroll schedule over the six (6)-month period immediately following the effective date of such termination, plus a pro-rata portion of the then current year’s performance bonus, payable at the end of the six (6) month period immediately following the effective date of such termination, and (B) all unvested options and restricted shares granted to Employee shall immediately vest and become exercisable on the date of such termination (the amounts and benefits specified in clauses (A) and (B), together, the “Termination Benefits”). For purposes of this Agreement, “Good Reason” means any of the following: (a) a material diminution in Base Salary or Performance Bonus opportunity or benefits (unless, in either case, consented to by Employee); (b) a material diminution in Employee’s authority, duties, or responsibilities; or (c) any other action or inaction that constitutes a material breach by Employer of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless Employee’s termination of employment for Good Reason occurs within three (3) months following the initial existence of one of the conditions specified in the immediately preceding clauses (a) through (c), Employee provides Employer with written notice of the existence of such condition within fifteen (15) days after the initial existence of the condition, and Employer fails to remedy the condition within thirty (30) days after its receipt of such notice.

(b) Premature Termination by Employer or Expiration of Term Without Renewal. If Employer terminates Employee’s employment during the Term for any reason other than a termination subject to Section 6(c) (Termination Following a Change in Control) or Section 6(d) (Termination for Cause), or if the Term expires and is not renewed by Employer, other than Employer’s failure to renew the Term for Cause (as defined below), then Employee will be entitled to receive the Termination Benefits.

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(c) Termination Following a Change in Control. If either (a) Employer or its successor terminates Employee’s employment within the twelve (12)-month period immediately following a Change in Control or (b) Employee voluntary terminates his employment for Good Reason within the twelve (12)-month period immediately following a Change in Control, then (A) Employee will be entitled to receive a lump-sum payment equal to the greater of (i) his Base Salary for six months and (ii) his Base Salary for the remainder of the then unexpired Term, and (B) all unvested stock options granted to Employee will immediately vest and become exercisable. This amount is subject to reduction so that the total amount of payments or benefits provided to Employee under his employment agreement or any benefit plans or agreements will not constitute an “excess parachute payment” under the Internal Revenue Code

(d) Termination for Cause. Employer may terminate Employee’s employment and the Term for Cause. “Cause” shall mean:(i) a material violation by Employee of any applicable material law or regulation respecting the business of Employer; (ii) Employee being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of Employer or Parent, or which disqualifies Employee from serving as an officer or director of Employer or Parent; (iii) the willful or negligent failure of Employee to perform his duties hereunder in any material respect after receipt of written notice from the Board and a thirty (30)-day period to cure; (iv) the willful or negligent failure of Employee to obey the lawful directives of the Board after receipt of written notice from the Board and a ten (10)-day period to cure; and (v) to the extent permitted by applicable law, the development by Employee of any drug, alcohol or other substance abuse problems, or the commission of a crime involving moral turpitude. Upon Employer’s termination of Employee’s employment and the Term for Cause, Employee shall be entitled to receive from Employer only the Accrued Obligations.

Section 7. Restrictive Covenant.

(a) Restrictive Covenant. Employee acknowledges and recognizes the highly competitive nature of the businesses of Employer, Parent and their respective affiliates and accordingly agrees as follows:

(i) During the term of Employee’s employment and, for a period of one (1)-year following the date Employee ceases to be employed by Employer, irrespective of the reason for termination of such employment (the “Restricted Period”), Employee shall not, whether on Employee’s own behalf or on behalf of or in conjunction with any other Person, directly or indirectly solicit or assist in soliciting in competition with Employer, the business of any client or prospective client:

A. with whom Employee had personal contact or dealings on behalf of Employer at any time during the one (1)-year period preceding Employee’s termination of employment;

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B. with whom employees reporting to Employee had had personal contact or dealings on behalf of Employer at any time during the one year immediately preceding Employee’s termination of employment; or

C. for whom Employee had direct or indirect responsibility at any time during the one (1)-year immediately period preceding Employee’s termination of employment.

(ii) During the Restricted Period, Employee will not directly or indirectly:

A. engage in any business that competes with the business of Employer, Parent or their respective affiliates (including, without limitation, businesses which Employer, Parent or their respective affiliates have specific plans to conduct in the future and as to which Employee is aware of such planning) in any county of any state of the United States or a comparable jurisdiction of Israel where Employer, Parent or their respective affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (“Competitive Business”);

B. enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

C. acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

D. interfere with, or attempt to interfere with, any business relationships (whether formed before, on or after the date of this Agreement) between Employer, Parent or any of their respective affiliates and customers, clients, suppliers or investors.

(iii) Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business, which securities are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (A) is not a controlling person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.

(iv) During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

A. Solicit or encourage any employee of Employer or Parent or their respective affiliates to leave the employment of Employer, Parent or their respective affiliates; or

B. hire any such employee who was employed by Employer, Parent or their respective affiliates as of the date of Employee’s termination of employment with Employer, or who left the employment of Employer, Parent or their respective affiliates coincident with, or within one year prior to or after, the termination of Employee’s employment with Employer, unless such employee has not been employed by Employer, Parent or any of their respective affiliates for a period of six (6) months.

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(b) Remedies for Breach of Restrictive Covenants. Employee acknowledges that the restrictions contained in Section 5 (Confidentiality and Loyalty) and Section 7 (Restrictive Covenant) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer and Parent, that any violation of these restrictions would cause substantial injury to Employer and Parent and such interests, that Employer would not have entered into this Agreement with Employee without receiving the additional consideration offered by Employee in binding himself to these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. Employee further acknowledges that a portion of his salary and benefits is paid to him in consideration for the obligations contained in Section 5 and Section 7 of this Agreement. By entering into this Agreement, Employee represents and warrants that his execution, delivery and performance of his obligations under this Agreement will not violate any agreement to which he is a party or by which he is bound or any applicable law or equity principle, and agrees to maintain such non violation. In the event of any violation or threatened violation of these restrictions, Employer, in addition to and not in limitation of, any other rights, remedies or damages available to Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief, without the posting of a bond, to prevent or restrain any such violation by Employee and any and all persons directly or indirectly acting for or with him, as the case may be.

(c) Enforceability. It is expressly understood and agreed that although Employee and Employer consider the restrictions contained in this Agreement (including, but not limited to, those contained in Section 7) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, then the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it unenforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 8. Certain Defined Terms. As used in this Agreement:

“affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934, as amended.

“Change in Control” shall mean:

(i) Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding Parent, and any “subsidiary” or “parent” of Parent, or any employee benefit plan of Parent or Employer) of a sufficient number of shares of Parent Common Stock, or securities convertible into Parent Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving Parent or any “parent” or “subsidiary” of Parent, to constitute actual or beneficial owner of 51% or more of Parent Common Stock;

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(ii) Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of Parent or of any “subsidiary” of Parent to a Person described in subsection (i) above, but only if such transaction occurs without approval or ratification by a majority of the members of Parent’s Board of Directors (the “Parent Board”); or

(iii) Substantial Change of Board Members. During any fiscal year of Parent, individuals who at the beginning of such year constitute the Parent Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

Section 9. General Provisions.

(a) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Employee, Employer and his and its respective personal representatives, successors and permitted assigns, and any successor or permitted assign of Employer shall be deemed the “Employer” hereunder. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

(b) Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Employee and Employer.

(c) Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the Israel without reference to the law regarding conflicts of law that would cause the laws of another jurisdiction to apply.

(d) Waiver. No waiver of any provision of this agreement shall be effective unless set forth in a writing executed by the party against whom enforcement is sought. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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(e) Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by Israeli registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of Employer, attention: President, or, if to Employee, to his home address set forth below Employee’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

(f) Good Faith. The parties will deal with each other in good faith with respect to this Agreement.

(g) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Term hereunder, including without limitation, Section 5 and Section 7.

(h) Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall comprise one and the same instrument. Facsimile or other electronically transmitted signatures shall be deemed originals for all purposes of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EYEKON E.R.D LTD.		EMPLOYEE

By:	/s/ Nimrod Madar	/s/Nimrod Madar
Title	Chief Executive Officer	Address:	8 Keren Street Apt #2
		Title	Pardes Hana - Karcur

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Exhibit A

NOTIFICATION TO EMPLOYEE OF EMPLOYMENT CONDITIONS

Date: ___________, _____

1.	Name of Employer: EYEKON E.R.D Ltd.

Legal Entity: Private Company

Identification Number: ________________

__________________

Name of Employee: Nimrod Madar

Identification Number: 25497462

Address: ________________, Israel

2.	Date of Commencement of Employment: _____________________

Term of Employment: Employment is for one year period.

3.	Main Responsibilities of Employee: Performing all duties incident to the office of Chief Executive Officer of Employer and such other duties as may be prescribed from time to time by the Board of Directors of Employer.

4.	Name of Employee’s direct supervisor or direct supervisor’s title: Board of Directors.

5.	The basis upon which Employee’s salary is made: monthly.

6.	Employee’s salary is set in accordance with the following:

The aggregate fixed payment (gross) to be made to Employee in accordance with the Base Salary is 15,000 $. All payments to be made to Employee as compensation are as follows:

Fixed Payments		Non Fixed Payments
Payment Type	Timing of payment	Payment Type	Timing of payment
Salary (gross) US$15,000 (inclusive of all such payments that Employer is required to pay under any applicable law)	In accordance with Employer’s normal payroll procedures but no later than the 9th day of each month.

Recreation Pay (Dmei Havraa)	Once a year in accordance with applicable law.

7.	Employee’s working week shall consist of 43 hours. As the position in Employer requires a special degree of personal trust, Employee may be required to work overtime and on days of rest.

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8.	The rest days are Friday and Saturday.

9.	Employee declares and agrees that Employer’s rules and regulations, as shall be adjusted from time to time by Employer in its sole discretion, shall apply to Employee’s employment with Employer and shall be part of the terms and conditions of Employee’s employment with Employer.

10.	Payment of Social Benefits to which Employee will be entitled (percentage of salary and supplements):

Payment Type	The institution to whom payment is made and name of the plan	Payment by Employee (in percentage)	Payment by Employer (in percentage)	Payment Commencement Date
Managers Insurance Policy Education Fund	______________	5% 2.5%	13 1/3% (8 1/3% for severance pay and 5% for pension benefits) and up to 2.5% for disability insurance 7.5%	_______ ________

11.	Employer is not, nor is an association that Employer belongs to, a party to a collective agreement that address the employment terms of Employee.

This notification is not an employment agreement, but rather an Employer notification regarding the main terms and conditions of Employee’s employment with Employer; this notification is without prejudice to Employee’s rights pursuant to applicable law, any extension order, any collective agreement and his/her employment agreement.

SIGNATURE OF EMPLOYER:	DATE:

SIGNATURE OF EMPLOYEE:	DATE:

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